UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                                Amendment No. 1

                         AQUILA BIOPHARMACEUTICALS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    03839F107
                                 (CUSIP Number)

                                February 22, 2000
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1 (b)
                  |x| Rule 13d-1 (c)
                  |_| Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03839F107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         OrbiMed Advisors LLC

         ----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)
         [  ]      (b)

         ----------------------------------------------------------------------
(3)      SEC Use Only

         ----------------------------------------------------------------------
(4)      Citizenship or Place of Organization        Delaware

         ----------------------------------------------------------------------
   Number of      (7)      Sole Voting Power   0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (8)      Shared Voting Power 347,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (9)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (10)     Shared Dispositive Power  347,000

         ----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         347,000

         ----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         ----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         4.4%

         ----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions) CO

         ----------------------------------------------------------------------

CUSIP No. 03839F107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital Trust

         ----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)
         [  ]      (b)

         ----------------------------------------------------------------------
(3)      SEC Use Only

         ----------------------------------------------------------------------
(4)      Citizenship or Place of Organization        Bermuda

         ----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 347,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power  347,000

         ----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         347,000

         ----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         ----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         4.4%

         ----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions) OO

         ----------------------------------------------------------------------

CUSIP No. 03839F107

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Finsbury Worldwide Pharmaceutical Trust

         ----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)
         [  ]      (b)

         ----------------------------------------------------------------------
(3)      SEC Use Only

         ----------------------------------------------------------------------
(4)      Citizenship or Place of Organization        United Kingdom

         ----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 347,000
   Each                                        -
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power 347,000

         ----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         347,000

         ----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         ----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         4.4%

         ----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions) OO

         ----------------------------------------------------------------------

Item 1.           Issuer

                           (a)      Aquila Biopharmaceuticals, Inc.
                           (b)      365 Plantation Street, Worcester, MA 01605

Item 2.           Persons Filing

                           (a)      Name of Persons Filing:

                                    OrbiMed Advisors LLC
                                    Caduceus Trust
                                    Finsbury Worldwide Pharmaceutical Trust

                           (b)      Address of Principal Offices:
                                    c/o OrbiMed Advisors Inc.
                                    767 Third Avenue, 6th Floor
                                    New York, New York  10010

                           (c)      Citizenship:

                                    Please refer to Item 4 on each cover sheet for each filing person

                           (d)      Title of Class of Securities:

                                    Common Stock

                           (e)      CUSIP Number:  03839F107

Item 3.           Not Applicable

Item 4.           Ownership

                  Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fat that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 20, 2000

                                     ORBIMED ADVISORS LLC

                                     By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name: Samuel D. Isaly
                                             Title: Managing Member


                                     CADUCEUS CAPITAL TRUST

                                     By: /s/ Deborah O'Donnel
                                             ----------------------------
                                             Name: Deborah O'Donnel
                                             Title: Secretary


                                     FINSBURY WORLDWIDE
                                     PHARMACEUTICAL TRUST

                                     By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name: Samuel D. Isaly
                                             Title: Director